EXHIBIT 10.21

eWellness Bistromatics Definitive Service Agreement

This Definitive Service Agreement (the “Agreement”), is entered into this 24th day of January 2017, by and between eWellness Healthcare Corporation (the “Company”) and Bistromatics, Inc. (“Bistromatics”) and modifies the Service Agreement between the Parties dated November 12, 2016. eWellness and Bistromatics are sometimes referred to hereinafter collectively, as the “Parties” and individually, as a “Party.”

Recitals:

WHEREAS, on November 12, 2016, the Company and Bistromatics executed a Service Agreement filed as an exhibit to the Company’s Form 8-K dated November 21, 2016; and

WHEREAS, during the past four years, both prior and subsequent to the execution of the Service Agreement, he Company has struggled financially in the development of the Company’s PHZIO System; and

WHEREAS, as a result of these financial difficulties, the senior management of the Company did not receive any of the agreed to compensation. And further, Bistromatics provided substantial unanticipated additional services during the past 5 months to fully engineer and construct additional novel features that were required in order to ready the PHZIO platform for launch; and

WHEREAS, these additional services resulted in costs to Bistromatics in the amount of approximately US$225,000; and

WHEREAS, the Company continues to be in a position where it cannot repay Bistromatics for its advances nor pay the monthly fees owed under the service Agreement, nor are the Company’s senior executives willing to continue to work for no compensation; and

WHEREAS, as a result of the foregoing, Bistromatics has offered the following solution in order to launch the PHZIO platform to the entire physical therapy (“PT”) industry in the form of a 3-year Agreement.

NOW THEREFORE, the Parties agree as follows in order to further their respective business objectives based upon both Parties belief that this Agreement will lower the long-term costs of operating the PHZIO platform.

Section 1. eWellness outsources operational oversight to Bistromatics for the Phzio System

●	Development

●	Content Editing

●	Client on boarding

●	Clinic Training

●	Support & Maintenance

●	Billing

●	Hosting

●	Oversight and Support of CRM and Helpdesk system

Monthly base fee: $100,000 to be paid by eWellness to Bistromatics for development, content editing, client development and support and covering the compensation costs of Curtis Hollister CTO, Darwin Fogt, CEO and Mike Block, Senior Programmer. Fogt and Hollister will retain their eWellness officer positions and board seats and will retain their past due compensation up through June 30, 2016. All current and future compensation shall be solely though this service agreement.

Post payment of the initial $100,000 monthly base fee, eWellness will only be obligated to pay $50,000 monthly until Bistromatics has successfully signed and collected the first monthly service fee for 100 Physical Therapy Clinics to start using the PHZIO platform.

A Physical Therapy Clinic is defined as unique physical location where physical therapy services are delivered and a monthly fee is charged to the Clinic to use the PHZIO platform.

Bistromatics will provide eWellness notice and evidentiary details to show the 100 Clinics goal has been realized. Upon such notice, the Monthly Base Payment will return to $100,000 and be paid per the existing schedule.

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eWellness will be responsible for Expenses associated with:

●	Content creation;

●	Hosting;

●	Software licenses fees (e.g.);

●	Development & support resources

●	Travel and communications; and

●	other eWellness specific expenses are to be charged back to eWellness at cost +15%.

First Payment Date: On or before November 15, 2016. Bistromatics will have the ability to convert any outstanding amounts that fall in arrears 60 days into common stock at the same terms as the next round of financing or the Company’s common stock price, whichever is higher.

Payments for Monthly Base Fees will be issued on the 10th calendar day of each month. eWellness is currently a publicly traded company, in the event that eWellness is delisted and no longer a publicly trading stock, the Monthly Base Fee will automatically revert to $100,000 monthly for any future Monthly Base Fee payments.

Section 2. Shares issued to Bistromatics Inc. for existing work completed ($225,000)

- 25,280,899 common shares @$0.0089

- Right to appoint 40% of the Board seats at eWellness

It is acknowledged by both Parties that the Company does not currently have enough authorized shares (issued, outstanding and or reserved) to issue Bistromatics 25,280,899 common stock shares. In lieu of this issuance the Parties agree to allow the Company to immediately issue 2,528,089 million shares of a newly authorized Series A Preferred Stock to Bistromatics (the “Series A Preferred Stock”) each share of which shall: (i) have 20 votes per share on all matters submitted to the vote of the holders of eWellness voting capital stock (i.e.: 50,577,980 share voting rights); and (ii) be convertible into 20 shares of eWellness existing shares of common stock. Notwithstanding the foregoing, the Series A Preferred Stock shall not be convertible into shares of common stock, until such time as the Company files a Certificate of Amendment to its Articles of Incorporation to increase itsauthorized shares of common stock from 100 million shares, par value $0.001 per share to 400 million shares, par value $0.0001 per share. At the date of filing the Articles of Amendment, the outstanding shares of Series A Preferred Stock must be converted into 25,280,899 shares of the Company’s common stock.

Section 3. Exclusive rights to the Canadian market for all eWellness service and product offerings in perpetuity.

- Royalty on revenues of 6% back to eWellness

Section 4. All outstanding salaries with eWellness will not be converted by any officer or director. These amounts will still be payable to respective recipients.

Section 5. All remaining outstanding expenses at eWellness will still be owed to Darwin Fogt and Curtis Hollister.

Section 6. Darwin Fogt, Mike Block and Curtis Hollister shall act as dedicated resources to eWellness through Bistromatics.

Section 7.

7.1       Term of Agreement and Termination. This Agreement shall expire 90 days from the date it is executed by all Parties hereto. Notwithstanding the foregoing, neither party may terminate this Agreement.

7.2       Accurate Information. The Parties hereby represents and warrants that all information provided to both Parties pertaining to PHZIO shall be true, correct and complete to the best of the Parties knowledge.

7.3       Dispute Resolution. Disputes between the Parties, under this Agreement or arising from this Agreement, shall be resolved in the following manner: Within thirty (30) days of written notice to the other party, the Parties shall meet and make every good faith effort to resolve the dispute amicable, through direct negotiation. If such direct negotiation is futile or unsuccessful, the Parties, agree to seek an independent mediator, the selection of which shall be mutually agreed upon. Such a mediator shall attempt to find a mutually acceptable resolution to the dispute. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, that cannot be resolved by negotiated resolution, the Parties agree to submit the issues to formal mediation supervised and administered by the Judicial Arbitration and Mediation Services (JAMS). The Parties shall each bear their own legal fees and expenses relating to the mediation, unless, in the opinion of the mediator, the position of one party is merit less, in which event the losing party shall reimburse the prevailing party for such fees and expenses. In the event that Mediation is not successful in reaching a resolution the Parties agree to enter into binding arbitration.

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7.4       Confidential Information. The Parties acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the Company that the Company has marked as confidential (“Confidential Information”). Bistromatics shall hold at all times, both during the term of this agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this agreement, without the Company’s prior written consent. Bistromatics shall not disclose any Confidential Information to any person or entity, other than to Consultant’s employees or consultants as may be reasonably necessary for purposes of performing its duties hereunder, without the Company’s prior written consent. The foregoing notwithstanding, the term “Confidential Information” shall not include information which (i) becomes generally available to the public, other than as a result of a breach hereof, (ii) was available on a non-confidential basis prior to its disclosure to Bistromatics by the Company, or (iii) becomes available to Bistromatics on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with respect to such information. The foregoing notwithstanding, Bistromatics may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

7.5       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective heirs, representatives, successors-in-interest, beneficiaries and assigns.

7.6       Binding Effect. The Parties to this Agreement, each for itself or on behalf of the Party they represent, do hereby represent and warrant that they possess all the authority necessary to enter into this Agreement, and that this Agreement, when duly executed, will constitute a valid, legal and binding agreement, enforceable against themselves in accordance with the terms hereof.

7.7       Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes and replaces all negotiations, and all proposed agreement, whether oral or written between the Parties. The Parties acknowledge that no party nor any of their representatives have made any promise, representation or warranty whatsoever, written or oral, and that the only representations, promises, and covenants made or given are set forth in this Agreement. Accordingly, this Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. Further, except as expressly set forth in this Agreement, all agreements, covenants, representations and warranties, express and implied, oral and written, of the Parties with regard to the subject matter hereof, are contained herein.

7.8       Waiver, Amendment and Modification. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may only be amended or modified by an instrument in writing executed by each of the Parties hereto.

7.9       Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all Parties had jointly prepared this Agreement and it shall be deemed their joint work products, and each and every provision of this Agreement shall be construed as though all of the Parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

7.10       Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, effect and enforcement, by the laws of the State of California.

7.11       Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be an original; however, such counterparts together shall constitute but one and the same Agreement.

7.12       Authority. Each Party represents and warrants that the execution, delivery, and performance by him or it of this Agreement has been duly authorized where such authorization is required, and requires no approval from a third party that has not already been obtained as of the execution date of this Agreement.

7.13       Enforceability. Each Settling Party represents and warrants that, when duly executed and delivered, this Agreement shall be valid and binding upon him or it, and shall be fully enforceable against him, her, or it in accordance with its terms.

7.14       Interpretation. This Agreement has been jointly negotiated and drafted. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any Party. Whenever required for proper interpretation, the words in singular shall include the plural and vice versa.

(Signatures on Following Page)

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Date: January 24, 2017

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year above first written.

Signatures

Bistromatics Inc.

/s/ Curtis Hollister
Curtis Hollister, Director

eWellness Healthcare Inc.

/s/ Douglas MacLellan
Douglas MacLellan, Chairman and Director

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